EXHIBIT 10.9

TRANSLATION FOR CONVENIENCE ONLY - NOT LEGALLY BINDING

TRANSLATION

MANUFACTURING SUBCONTRACT

(MACHINE BELONGING TO PRINCIPAL MANUFACTURER)

BETWEEN THE UNDERSIGNED:

Société ICE ROCKS, a limited company having a capital stock of 40,000 €, having its head office at Paris, 5 de Tilsitt Street, 75008, Paris, immatriculated with the Register of Commerce and Companies of Paris under number 434300885

Herein represented by Mr. Thierry LACAN, herein acting in his capacity as General Director of the Company in virtue of the powers which are conferred upon him by statute,

HEREINAFTER REFERRED TO AS THE
“PRINCIPAL MANUFACTURER”

PARTY OF THE FIRST PART

AND

Société SOFABO, a limited company having a capital stock of 8,872,500 Fr, having its office at LA ROCHE SUR YON (85000) 25, de l’Industrie boulevard, immatriculated at the LA ROCHE SUR YON Register of Commerce and Companies, under number 302135652

Herein represented by Mrs. Renée Chaillou, in her capacity of President of the Board of Directors,

HEREINAFTER REFERRED TO AS THE
“SUBCONTRATOR”

PARTY OF THE SECOND PART

AND THE PARTIES REPRESENT AS FOLLOWS:

Société ICE ROCKS owns a complete mechanical unit, together with related materials for the treatment of “hermetically” protected ice cubes” (hereinafter referred to as the “CONTRACTUAL PRODUCTS”), which mechanical unit is hereinafter referred to as the “Machine”. Société ICE ROCKS is the sole and exclusive owner of the conception and commercialization of the Machine. The technical specifications and treatment cycle of the Machine allow for the complete manufacture of secured ice cubes.

La SOFABO holds the rights to an important quantity of first quality spring water and further disposes of the technical infrastructure required for the exploitation of such water springs.

SOFABO seeks complementary activity to its own manufacturing and type of conditioning which currently relate to GLASS BOTTLES, PET, and POLYCARBONATE BOTTLES.

The parties have agreed to participate between themselves in the technical specialization according to which SOFABO shall manufacture the CONTRACTUAL PRODUCTS, under the direction of ICE ROCKS, for the latter’s sole profit and benefit.

Such manufacture requires the installation of the Machine, together with the realization of the specific operations in the premises of SOFABO, compatible with the technical specifications of the Machine and the products.

It is finally represented by SOFABO that its infrastructure presently in place already has the potential to permit the future installation of other manufacturing assembly lines from new machines of the same type.

AND THE PARTIES HAVE AGREED UPON THE PRESENT ACCORD:

The execution of which entails two (2) contractual periods, the first being a phase for the realization of specific operations, (other than the definition concerning mutual covenants for the usage of the Machine) and the second being a phase for the fabrication and the delivery of the CONTRACTUAL PRODUCTS to ICE ROCKS:

1. INSTALLATION AND USAGE OF THE MACHINE BY SOFABO:

ARTICLE 1.0 - CONTRACTUAL REALIZATION

By the present contract, SOFABO, SUBCONTRACTOR binds and obliges itself, according to the conditions hereinafter set forth, to realize under the instructions and control of ICE ROCKS, the installation of the machine within its technical infrastructures located at La Roche sur Yon, in order to attain optimal conditions for productivity of the CONTRACTUAL PRODUCTS, which Machine ICE ROCKS hereby binds and obliges itself to provide to SOFABO.

ICE ROCKS shall assume the costs of delivery of the Machine, together with the cost for installation within the infrastructures of SOFABO, and provide free technical assistance to the latter’s personnel for the operation thereof.

Conversely, other than the installation services as set forth in the immediately preceding paragraph, LA SOFABO shall insure at its own expense, the assembly of the Machine, start-up of the Machine, hook-ups to the spring, electricity and various other fluides which are required for the proper functioning of the Machine, the whole according to Industry Standards, such work to be performed by qualified labour.

ARTICLE 1.1 - REALIZATION - CONTRACTURAL DELAY FOR THE REALIZATION

1.1.0 - During the realization process, SOFABO hereby binds and obliges itself to scrupulously inform ICE ROCKS of any anomaly which it may observe; in the event of an anomaly, the parties hereby agree to amend the stipulations of the present contract and any annexes thereto, including notably but not limited to, the financial disposition hereof in order to address such anomaly, the whole according to then negotiated terms.

The Machine shall be delivered at the latest within ten (10) days from the signature of the present contract.

Once the realization of the installation of the Machine is completed, which completion date is fixed at thirty (30) days from the date of delivery of the Machine, LA SOFABO shall inform ICE ROCKS that technical controls may be commenced.

The PRINCIPAL MANUFACTURER shall assume the training of the personnel required for the operation of the Machine, for a maximum training period of two (2) days from the date of the completion of the installation.

Manufacturing should therefore commence at the latest on March 1, 2001.

It is however specified that in the event that the Machine does not function following the completion of the installation, whether by reason of parts failure or by reason of lack consumable materials (such as packaging, plastic, films, etroded plastic and labels, etc,) (hereinafter the Event), the parties:

•	shall each take such necessary measures in order to remedy such Event, the whole in the best possible delays;

•
hereby agree that in the event that the Machine is not operational at the latest by March 1, 2001, the date of commencement of manufacturing hereinabove specified shall automatically be postponed, thirty (30) days following the date when the Machine is in working condition as may have been jointly observed by the parties, save and except mutual alternate agreement as to delay between the parties. All other dates specified in the present contract shall not be postponed, save and except in the case of an Event, contradiction in the contract, or by agreement of the parties;

•
agree that no penalty or indemnity (without prejudice to the amounts which may be payable by ICE ROCKS pursuant to Annex 7) may be claimed against ICE ROCKS by reason of the Event, so long as ICE ROCKS has acted diligently in order to remedy the Event.

ARTICLE 1.2 - PRICE FOR THE RESPECTIVE WORK FOR THE INSTALLATION AND START-UP OF THE MACHINE

By express agreement, the parties declare, as concerns themselves, and subject to the proper installation of the Machine, that they shall each definitively assume and acquit the costs of their respective work and materials, to complete exoneration of the other party.

Article 1.3 - COMPLEMENTARY OBLIGATIONS OF THE PARTIES

1.3.0 - Confidentiality

SOFABA hereby binds and obliges itself to maintain as confidential the know how, the methods, the testing procedures and any other characteristics or specifications transmitted or otherwise provided to it by ICE ROCKS. Such obligations shall survive the termination of the present contract for a period of ten (10) years.

1.3.1 - Exclusivity

SOFABO binds and obliges itself to use the Machine as well as any machine of a similar type or any other machine used for a similar product or in connection therewith, exclusively for the execution of the present contract. No term or disposition of the present contract shall be interpreted, in whatsoever manner, as giving a license to SOFABO on or in connection with the know-how or Intellectual Property provided by Société ICE ROCKS.

SOFABO binds and obliges itself to use the Machine only for the production of the CONTRACTUAL PRODUCT and for no other, the whole under the supervision and control of ICE ROCKS, the whole in conformity with section 2 hereof.

1.3.2 - Technical up-grades and improvements

The parties hereby agree and covenant that they shall keep each other informed as to any up-grades and/or improvement to the Machine.

For the purpose of the present agreement, improvements include all patentable improvements based on the patent(s) attached hereto, concerning the totality or part of the Machine, which improvement could not be exploited or used independently or without infringing such existing patents.

Communication of improvement and/or eventual up-grades shall be made to the other party free of charge.

The parties hereby expressly agree that in the event that SUBCONTRACTOR shall invent or produce a patentable improvement, ICE ROCKS shall be entitled to proceed, in preference to the former, to the filing of the application for an improvement patent for and in its own name and at its expense, subject however to ICE ROCKS performing a corresponding up-grade to the Machine, the whole at its sole cost, within a reasonable delay and without disrupting SOFABO’s manufacturing process in any significant manner.

If ICE ROCKS is not interested in the filing of an application for an improvement patent, SOFABO shall be entitled to do so in its own name, at its own expense, and such improvement patent shall benefit ICE ROCKS, free of charge, however on a license basis. The improvement patent shall belong to SOFABO.

1.3.3 - Depositary liability and insurance

SOFABO binds and obliges itself vis-à-vis ICE ROCKS, on a gratuitous basis, as a depositary of the Machine and consequently, as depositary, SOFABO, as depositary, has the obligation to care for and return the Machine to the Principal Manufacturer.

SOFABO shall secure adequate insurance with a reputable insurer covering the Machine and its usage, and in particular covering replacement costs and civil responsibility covering such events as fire, flooding or nature catastrophe, etc., the whole at its own cost, and shall provide the Principal Manufacturer with copy of such insurance contract together with any exemptions therein contained.

ARTICLE 1.4 - RESPECTIVE COVENANTS CONCERNING THE USAGE OF THE MACHINE

1.4.0 - Conformities - anomalies

The principal manufacturer hereby declares that to the best of his knowledge the Machine complies with applicable norms in France as concerns matters of environment, labour safety standards, alimentary safety and hygiene standards. The certificate of conformity for the Machine as issued by the company MegaPlactics, having its head office at Bagnolet (93), dated July 31, 1998, is attached hereto as Annex 1.

The SUBCONTRACTOR, by these presents, binds and obliges itself to ensure constant and ongoing compliance of the installation of the Machine, the Machine itself and all hook-ups, as well as the quality of the spring water, and generally all fluids and utilities which it must furnish for the proper functioning of the Machine, the whole in accordance with applicable norms, notably in matters of labour safety, environment, and alimentary safety and hygiene.

It is specified that the “ozoner” shall be the used for the fabrication of products destined for the export market (requiring disting packaging) and this uniquely upon the instructions of the PRINCIPAL MANUFACTURER.

SOFABO shall ensure the proper functioning and maintenance of the installation (of the Machine) and its hook-ups, by using sufficient and qualified personnel required for the production of CONTRACTUAL PRODUCTS.

SOFABO shall be obligated to temporarily suspend production of CONTRACTUAL PRODUCTS in the event that there is a serious anomaly or default in compliance with the above-mentioned statutory norms.

SOFABO binds and obliges itself to inform ICE ROCKS of all anomalies which may have occurred in the function of the Machine and SOFABO shall proceed to remedy or otherwise repair such anomaly in the best of delays, the whole in order to avoid disruption to production schedules, as determined hereunder. Any amendment to production planning (infra) shall thereafter be reduced in writing to a rider to be attached hereto.

1.4.1 - Maintenance - Repair of the Machine - Cost of compliance

SOFABO shall ensure, at its own expense, the ongoing maintenance of the Machine, supply of utilities (electricity compressed air, etc.) as well as all lubricants, detergents, (certified for use with beverages) and parts necessary in the context of normal usage of the Machine.

However the replacement of the Machine parts within the first three (3) months of production and thereafter of principal parts having an initial unit price greater than 2,500 Fr (230 €) shall be invoiced, at cost price, excluding labour, to ICE ROCKS.

The same shall apply in cases of replacement of parts which is necessitated by compliance issues for the Machine.

ICE ROCKS and/or its mandated experts, shall have access to the premises of the SUBCONTRACTOR, in order to allow ICE ROCKS to perform a control on the state of the Machine and its functioning, such right of inspection to be exercised in a manner which shall not result in any significant disturbance or disruption in SOFABO’s manufacturing nor to other subcontracting services provided to third parties, unless in conformity with the specific stipulations as set forth in article 2.2 hereinafter.

2 - PRODUCTION OF CONTRACTUAL PRODUCTS

ARTICLE 2.0 - OBJECT OF THE CONTRACT

2.0.0 - The SUBCONTRACTOR binds and obliges itself to manufacture, exclusively for the benefit and profit of the PRINCIPAL MANUFACTURER, and deliver the CONTRACTUAL PRODUCTS pursuant to the production protocols and specifications (as set forth in Annex 2), the whole in accordance with the terms and conditions of the present contract.

The PRINCIPAL MANUFACTURER hereby binds and obliges itself, reciprocally, not to enter into any agreement for the same type of treatment and manufacture with a third party throughout the Term of the present contract.

ICE ROCKS hereby grants to SOFABO the exclusivity for the territory of France for the treatment and production of the CONTRACTUAL PRODUCTS (hermetically sealed and packaged spring water ice cubes).

2.0.1 - The PRINCIPAL MANUFACTURER hereby warrants in favour of the SUBCONTRACTOR that the packaging and other consumable materials used in connection with the manufacture of the CONTRACTUAL PRODUCTS are, to the best of its knowledge, in compliance with alimentary safety and hygienic norms in effect in France (the whole subject to the quality of water and to the materials as may be furnished by SOFABO), and further binds and obliges itself to take all measures necessary in case of amendment of such norms to adapt the packaging and consumable materials in order to comply with such new norms. Additionally, the PRINCIPAL MANUFACTURER hereby warrants that all required labelling as printed on packaging shall at all times conform to norms then in effect.

2.0.2 - SOFABO shall ensure that all handling related to the production of CONTRACTUAL PRODUCTS, commencing with the off- loading of consumable materials, supply of the Machine, loading of finished products and warehousing of final products and such consumable materials shall be handles by qualified personnel and in accordance with industry standards.

The warehousing of consumable materials, semi-finished products and/or finished products, shall be carried out in the warehouse premises of the SUBCONTRACTOR, such warehouse products to be insured against all risks and in particular against theft and fire.

2.0.3 - SUBCONTRACTOR hereby binds and obliges itself to supply and proceed to the treatment of a first quality spring water in sufficient quantities for the supply of the Machine and according to the production schedules as determined in conformity herewith, the whole in accordance with E.C. norms and the totality of by-laws in effect concerning the sale of water destined for human consumption.

It is expressly declared by the PRINCIPAL MANUFACTURER that it is an essential condition to the present agreement that the finished product have a total absence of visible deposits (notably after thawing), opacity and turbidity, irrespective of the cause or origin. The PRINCIPAL MANUFACTURER would not have otherwise entered into and concluded the present contract without representations from the SUBCONTRACTOR that their water was in fact of first quality and that the aforementioned requirement could be met.

ARTICLE 2.1 - ORDERS AND INDUSTRIAL PLANNING - INVENTORY OF CONSUMABLE MATERIALS

2.1.0 - By mutual agreement, the parties shall establish a provisional production plan for the production of CONTRACTUAL PRODUCTS which shall be spread out over a period of two (2) months. Throughout the term of the present contract, such planning shall be updated on a weekly basis. The first planning which is established on a period of two (2) months is attached hereto as Annex 3.

2.1.1 - In the context of delivery and considering time required for a manufacturing, ICE ROCKS shall place an order with SOFABO covering at least ten (10) percent of the provisional production plan, specifying delivery dates, place of delivery, together with applicable prices.

2.1.2 - Throughout the term of the present contract, the SUBCONTRACTOR shall ensure that it has at least three (3) days of finished product inventory on hand which shall be placed at the disposable of the PRINCIPAL MANUFACTURER.

2.1.3 - The PRINCIPAL MANUFACTURER shall ensure and keep at the disposal of the SUBCONTRACTOR a sufficient inventory of consumable materials necessary for the treatment and production of the CONTRACTUAL PRODUCTS (films, plastic containers, cartons, pallets, decal stickers and labelling, ink, etc.), the whole in order to allow the SUBSCONTRATOR to fulfill thirty (30) days of manufacturing based on the provisional production plan hereinabove.

The SUBCONTRACTOR shall have the obligation of a depositary as concerns all merchandise, materials, semi-finished and finished products which belong to the PRINCIPAL MANUFACTURER, and shall keep such stocks insured against all risks throughout the term of the present contract as if such stocks were its own, and shall further provide the PRINCIPAL MANUFACTURER with proof of such insurance upon demand.

The cost of printing of films, cartons, and/or any other packaging shall be at the PRINCIPAL MANUFACTURER’s sole expense. All such printing shall be conform to their commercial destination as well as to any legislation then in effect as concerns information or specifications and repression of fraud.

2.1.4 - During the term of the present contract, the SUBCONTRACTOR shall take a physical inventory of consumable materials and finished products, on a monthly basis, and provide the PRINCIPAL MANUFACTURER with a report on same.

2.1.5 - All orders for the replenishment of consumable materials, i.e. dry materials, packaging, films, plastic containers), shall be placed by the SUBCONTRACTOR directly to the PRINCIPAL MANUFACTURER, save and except for an agreement between the parties to the contrary.

2.1.6 - All client orders shall be received by the PRINCIPAL MANUFACTURER exclusively, save and except for a particular agreement to the contrary.

The SUBCONTRACTOR shall honor such client orders by following and fulfilling the delivery due dates as stated on purchase orders given by the PRINCIPAL MANUFACTURER, save and except in cases of express instruction to the contrary.

In the event of material or objective impossibility of fulfilling and respecting the delivery dates as posited on the purchase orders, the PRINCIPAL MANUFACTURER shall be solely responsible and charged with determining delivery priorities.

ARTICLE 2.2 - QUALITY CONTROL, RECEPTION OF CONTRACTUAL PRODUCTS

2.2.0 - ICE ROCKS may, upon sufficient advance notice to SOFABO, proceed to the inspection of the means of manufacturing of the CONTRACTUAL PRODUCTS and facilities and infrastructures of SOFABO; such inspections shall not disrupt the functioning of SOFABO beyond what is provided for in the inspection protocol, which has been mutually agreed upon and attached hereto as Annex 4.

2.2.1 - As soon as the CONTRACTUAL PRODUCTS are ready for shipping, SOFABO shall address a notice to ICE ROCK which latter shall provide the possibility of reception. In the absence of ICE ROCKS, SOFABO shall establish the shipping of “process-verbal”.

ARTICLE 2.3 - PRICE

2.3.0 - The base price has been fixed as a function of the existing economic conditions as at the month of March 2001, quantities ordered, and productivity, the whole of which are detailed in Annex 5.

The parties agree to increase or decrease the base price by way of an adjustment within six (6) months of the signature hereof, following an analysis of production volume, manufacturing costs, personnel costs, automation and packaging, etc.

The price is however fixed for all orders issued until August 31, 2001. [Unreadable handwriting - “Annex 7”, initialled]

2.3.1 - Following the date of August 31, 2001, the prices shall be revised, once annually, every first of January, according to the formulaic parameters defined in Annex 5.

2.3.2  - The prices mentioned as at March 1, 2001 take into consideration faulty or unfit CONTRACTUAL PRODUCTS for sale at a rate of 10% throughout the trial phases and 5% after such trial phase. Any defective or unfit products above and beyond such rate shall be replaced at the sole expense of SOFABO.

SOFABO shall invoice ICE ROCKS on a monthly basis at the agreed upon price plus V.A.T. of the rate then in effect. All invoices shall be payable thirty (30) days from reception thereof.

ARTICLE 2.4 - CONTRACTUAL GUARANTEE IN CASE OF DEFECTIVE CONTRACTUAL PRODUCTS

2.4.0 - SOFABO hereby warrants in favour of ICE ROCKS that it shall replace the CONTRACTUAL PRODUCTS which have been identified as defective, the whole within a delay of eight (8) business days from the date of return of such products to La Roche sur Yon and the results of analysis by the internal laboratories.

2.4.1 - The above-mentioned warranty covers defects in manufacturing and materials save and except in cases where such materials were delivered by ICE ROCKS directly to SOFABO. The warranty further exclude any defects in series.

2.4.2 - In the case of identical defects in the series, the party shall adopt all necessary measures in order to rectify the situation. In the event that the situation is entirely imputable against SOFABO, the latter shall replace the CONTRACTUAL PRODUCTS at its own expense.

2.4.3 - The present guarantee does not cover defects resulting from normal wear and tear, defaults in installation or resulting from modification(s) to the CONTRACTUAL PRODUCTS which were not previously or formerly approved or accepted by the SUBCONTRACTOR.

2.4.4 - Except for mentions to the contrary in the present contract or any subsequent amendments thereto, the above dispositions constitute the only liabilities of SOFABO vis-à-vis ICE ROCKS in connection with defective CONTRACTUAL PRODUCTS. ICE ROCKS shall assume the entire responsibility for any damages originating from the usage of the products, to save and except for damages which result or originate due to the fault of SUBCONTRACTOR or the quality of the water or other materials furnished by the SUBCONTRACTOR, especially as it pertains to the distribution of water destined for human consumption.

Additionally, in the event that either of the parties discovers or learns, whether directly or indirectly, that the use of any of the components of the finished product can cause or provoke material and corporal damages, such party shall advise the other party immediately and provide the latter with any information in connection therewith.

ARTICLE 2.5 - TRADE MARKS - MENTIONS

ICE ROCKS shall have the right to market the finished product using the mentions “spring water” “water drawn from the spring at …” or Water drawn from the “Vendé Region of France, through a granite massif”.

ARTICLE 2.6 - Responsibility pertaining to intellectual property rights

ICE ROCKS hereby binds and obliges itself to defend any procedures which may be instituted in whatsoever country, in connection with the trade mentions as stated in article 2.5 hereof. SOFABO hereby warrants that to the best of its knowledge there exists no restriction, interdiction or contradiction to the uses or the denominations or mentions hereinabove stated in Article 2.5, relative to the qualifiers or provenance of the spring water supplied by SOFABO.

ICE ROCKS shall be solely responsible for any eventual risks linked to the erosion of the “Eau de Source” mentions as furnished by SOFABO as may result from the treatment required for the production of the CONTRACTUAL PRODUCTS. In the event that the treatment for the production of the hermetically sealed spring water ice cubes results in the mention of “spring water” no longer being permitted, such interdiction shall be ICE ROCKS’ sole responsibility.

SOFABO shall nevertheless assist and advise ICE ROCKS on such matters, subject however to its means, know how and general knowledge.

ARTICLE 2.7 - NON COMPETE

Throughout the term of the present contract and for a period of five (5) years following its expiration, the SUBCONTRACTOR hereby binds and obliges itself not to produce, attribute or otherwise sell, directly or indirectly, any product or concept identical to the CONTRACTUAL PRODUCTS.

ARTICLE 2.8 - OBLIGATIONS OF CONFIDENTIALITY

2.8.0 - In addition to the confidentiality as concerns the installation of the Machine, each party hereby binds and obliges itself to take such necessary measures, notably but not without limitation, vis-à-vis its personnel in order to maintain the confidentiality of any information, of whatsoever nature, which is communicated to it as confidential by the other party throughout the Term of the present contract.

2.8.1 - Such obligation of confidentiality shall survive the expiration of the Term of the present contract for a period of five (5) years, irrespective of the cause of such expiration.

ARTICLE 2.9 - INTEGRAL AGREEMENT

2.9.0 - The present contract constitutes the entirety of the agreement between the parties. The terms and conditions hereof cancel and replace all other dispositions or terms which may be contained in any document relative to the purpose of the present contract.

2.9.1 - The present contract may only be modified by way of rider or addendum signed by the two (2) parties.

ARTICLE 2.10 - EFFECT AND TERM

2.10.0 - The present contract shall take effect upon the date on which both parties have signed.

2.10.1 - The present contract shall be an initial term of eighteen (18) months. Thereafter it shall be tacitly renewed for successive periods of one (1) year each unless any one party shall have informed the other that it wishes to terminate the contract at least six (6) months prior to its anniversary.

2.10.2 - Save for any statutory provisions deemed of “public order” which may then be in effect, or the application of any stipulation of the present contract, no indemnity shall be due or payable by either party to the other as a result of such termination.

2,10.3 - Within thirty (30) days of the expiration or other termination of the present contract, the parties shall work together to take such necessary measures in order to effect the return of the Machine to the PRINCIPAL MANUFACTURER, in good state of repair, together with all documentation relating to the said Machine or the CONTRACTUAL PRODUCTS. The cost of dismantling and loading the Machine shall be paid by the SUBCONTRACTOR and all transportation costs shall be acquitted by the PRINCIPAL MANUFACTURER.

ARTICLE 2.11 - ACCELERATED TERMINATION OF THE CONTRACT - CORRESPONDING TERMINATION DISPOSITION

2.11.0 - The present article is applicable to accelerated termination at the request of one of the parties - hereinafter the Terminating Party - by reason of failure of the other party to fulfill the obligations resulting from the present contract. The present article shall not be interpreted as limitation on the actions which may avail at law available to one or the other party.

2.11.1 - The present contract may be terminated by the Terminating Party, in accordance with Article 2.9, following the expedition of a letter of demand to which the opposing party has failed to respond within a period of one (1) month. Said letter of demand must set forth in reasonable detail the alleged failure or default.

Additionally, in the case where for any reason, the spring water supplied by SOFABO is found to be improper for its usage as regards its composition (Annex 2), its turbidity or opacity, or if the spring was unable to meet the provisional planning schedule or if the authorization required for the marketing of the products was withdrawn thereby disrupting normal manufacturing for a period greater than fifteen (15) consecutive days, ICE ROCKS shall have the right to resiliate the present contract, purely and simply, by 48 hours notice to this effect and this notwithstanding all damages, prejudice and interest which may be sustained.

2.11.2 - In the event that the resiliating party is ICE ROCKS and in addition to the damages which it would otherwise be entitled to, ICE ROCKS shall be entitled to recover all inventories of consumable materials as well as the Machine, in a functional state, together with any improvements thereon (even if such improvements were implemented by SOFABO) and this at the sole expense of SOFABO (dismantling, loading, transportation). SOFABO shall provide ICE ROCKS with the totality of all specifications, technical drawings, documents of any nature whatsoever relating to the Machine or its installation, any improvements or upgrades thereon, hook-up, or relating to the CONTRACTUAL PRODUCTS.

2.11.3 - In the event that the resiliating party is SOFABO, then in addition to damages which it would otherwise be entitled to claim in virtue of the present contract, it shall have the right to require from ICE ROCKS, and at the latter’s sole expense, the dismantling and repossession of the Machine and any inventories of consumable materials as well as the purchase of all finished CONTRACTUAL PRODUCTS on hand at the price in effect as at the date of accelerated termination.

ARTICLE 2.12 - ASSIGNMENT

2.12.0- The present contract was entered into and negotiated intuitu personae. Accordingly, the present contract shall not be assigned to any third party without the express written consent of the other.

2.12.1- The present contract shall not be considered as an asset of the company in the context of a class action suit which may be instituted against either party.

ARTICLE 2.13 - APPLICABLE LEGISLATION - DISPUTE RESOLUTION - JURISDICTION

The present contract shall be subject to French law.

The present contract is founded on good faith and the will of the parties who oblige themselves to seek negotiated solutions in the case of disputed on the application or interpretation of the present contract.

Any conflict relating to the interpretation or the execution of the present contract shall, in the event that the parties are unable to reach a negotiated and amiable solution, be submitted to the exclusive jurisdiction of the Courts of Paris.

Article 2.14 Drafting

The parties hereby declare expressly having negotiated the terms hereof between themselves and the contract was drafted at the request of the parties; the parties have proceeded to the declarations and enunciations as contained herein and, as the case may be, any manuscribed additions inserted in the present text were made in their presence, at their request, and in accordance with their mutual consent. Furthermore each party shall acquit their own expenses for their respective legal counsels.

ARTICLE 2.15 - NOTICES AND ELECTION OF DOMICILE

2.15.0 - Any notice required under the present contract shall be considered validly made and delivered if it is effected in writing at the head office mentioned in the designation of the parties, hereinabove.

2.15.1 - For the purpose of the present contract, the expression “in writing” means any documents signed by a party and remitted to the other by any practical means, including but not limited to telex, telegram, facsimile transmission and which permits for the identification of the sender; this definition does not extend to other means of mechanical or electronic transmission, save and except if such transmission is recognized by the rules of evidence as may be applicable at such date by way of statutory provisions then in effect.

ANNEXES :

•	ANNEX I :Certificate of conformity.

•	ANNEX II:Protocol for the treatment and technical specification.

•	ANNEX III:Provisional production planning, delivery dates, and inventory of consumable materials.

•	ANNEX IV : Inspection protocol of SOFABO’s premises and control of stocked product.

•	ANNEX V :Modalities for the revision of the conditions of the subcontract.

•	ANNEX VI : Description of ICE ROCKS’ material.

•	ANNEX VII :Price and invoicing.

ENTERED INTO AND CONCLUDED IN PARIS On this 26th day of February 2001
PRINCIPAL MANUFACTURER	SUBCONTRACTOR

LA SOCIÉTÉ ICE ROCKS Herein represented by Mr. Thierry LACAN	LA SOFABO Herein represented by Mrs. Renée CHAILLOU

(SGD) Thierry Lacan	(SGD) Renée Chaillou